Exhibit 5.1

THE LAW OFFICE OF

Ronald N. Vance & Associates, P. C.

Attorneys at Law

1656 Reunion Avenue

SUITE 250

South Jordan, UTAH 84095

Ronald N. Vance	TELEPHONE (801) 446-8802
Brian M. Higley	FAX (801) 446-8803
Gregory B. Lyle	EMAIL: ron@vancelaw.us
EMAIL: brian@vancelaw.us
EMAIL: greg@vancelaw.us

June 2, 2015

Board of Directors

PSM Holdings, Inc.

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by PSM Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 40,000,000 shares of the Company’s Common Stock (the “Shares”), subject to issuance by the Company upon the exercise of stock options or the grant of shares of Common Stock under the Company’s 2015 Stock Incentive Plan, as amended (the “Plan”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

1.	the Company’s Certificate of Incorporation as amended;

2.	the Company’s Bylaws;

3.	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

4.	resolutions of the Board of Directors; and

5.	the Plan and its grant forms.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Shares will be, when issued, properly signed by authorized officers of the Company or their agents and that the stock grant agreements will be duly executed and delivered by all parties thereto.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from such documents. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

The opinions expressed below are limited to the laws of the State of Delaware (including the applicable provisions of the Delaware Constitution applicable judicial and regulatory decisions interpreting these laws and applicable rules and regulations underlying these laws) and the federal laws of the United States.

Board of Directors

PSM Holdings, Inc.

June 2, 2015

Based upon the foregoing, it is our opinion that the 40,000,000 Shares that may be issued and sold by the Company under the Plan, when issued, sold and delivered in accordance with the applicable Plan and agreements and in the manner and for the consideration stated in the Registration Statement, will be validly issued, fully paid and nonassessable.

The foregoing opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) general principles of equity (whether considered in a proceeding in equity or at law); and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to this firm, if any, in the Registration Statement and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on my understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

The Law Office of Ronald N. Vance & Associates, P.C.

By:	/s/ Ronald N. Vance
Ronald N. Vance, President